Exhibit 2

                      ADDENDUM TO STOCK PURCHASE AGREEMENT

         ADDENDUM TO STOCK PURCHASE AGREEMENT entered into this ___ day of August, 1998, by and among Litchfield Continental, Ltd., a British Virgin Islands corporation ("Seller"), the parent of BIOFARM S.A., a Romanian corporation ("Company"), and GLOBAL SPILL MANAGEMENT, INC., a Nevada corporation ("Buyer").

                                   BACKGROUND

         Seller and Buyer wish to amend the Stock Purchase Agreement ("Agreement") dated April 1, 1998 relative to purchase by Buyer of all of Seller's stock in Biofarm, S.A., a Romanian corporation. All capitalized terms used herein shall have the same meaning as in the Agreement unless specifically noted to the contrary.

         NOW, THEREFORE, in consideration of the Background and the respective agreements, representations, warranties and mutual covenants hereinafter set forth and intending to be legally bound hereby, the parties agree as follows:

         1. Paragraph 2(a) is amended and restated to read as follows:

                  "2.  Purchase Price.

                       (a) Consideration. As consideration for the purchase of
                  such of Seller's Stock as Seller or Controlled Companies own on the date hereof, Buyer shall give Seller at the time of execution of this Agreement its convertible, non-negotiable secured debenture (the "Note") in the principal sum of Six Million Four Hundred Thirty-Four Thousand Six Hundred Eighty-One Dollars, U.S. ($6,434,681), such sum (the "Consideration") being eighty percent (80%) of the net worth of Company as of June 30, 1997; provided, however, the Consideration shall be changed according to the following formula: to the extent the Seller's Stock transferred represents more than 80% of all classes of the issued and outstanding stock of Company (the "Stock"), the Consideration shall be increased by a like percentage. The Note shall be held by Suisse Capital Complex as escrow agent subject to the terms and conditions hereof and of the Escrow


                      ADDENDUM TO STOCK PURCHASE AGREEMENT
                                     PAGE 1

                  Agreement, the form of which is attached hereto as Exhibit "9(i)" and is to be executed simultaneously herewith. Simultaneously with delivery of the Note, Seller and any other Controlled Company owning Stock shall transfer into escrow all of Seller's or such Controlled Company's right, title and interest in all of its Stock, such transfer to be made with appropriate assignments or stock powers making Buyer the assignee thereof pursuant to all the terms and conditions hereof. All of the Stock so transferred shall be known as "Seller's Stock"."

         2. Paragraph 2(b) of the Agreement is amended and restated as follows:

                           "(b) Note. The Note shall be executed and delivered
                  substantially in the form attached to this Agreement as Exhibit "2(b)" and, in any event, shall contain at least the following terms:

                                (1) no interest shall be due or payable on the
                  principal sum;

                                (2) the Note shall be non-negotiable and
                  non-transferable, and shall be non-redeemable;

                                (3) in lieu of repayment, and subject to the
                  condition precedent that after a duly noticed special meeting of Buyer's shareholders shall have occurred at which Buyer's shareholders vote affirmatively (A) Buyer's shareholders elect Seller's nominees to Buyer's Board of Directors, and (B) Buyer changes Buyer's corporate name to "Biofarm, Inc.", Seller may, upon notice to Buyer, and from time to time for a period of five (5) years from the date of the Note, as such time may be extended indefinitely at Seller's request to permit Seller to convert any remaining principal balance of the Note, convert a portion [but not less than ten percent (10%)] of the original principal sum to Buyer's common stock. For each ten percent (10%) of the original principal sum of the Note so converted, Seller shall

                      ADDENDUM TO STOCK PURCHASE AGREEMENT
                  receive an amount of Buyer's common stock sufficient to provide Buyer with eight percent (8.0%) of the then issued and outstanding common stock of Buyer, such that in the aggregate, if the entire principal sum of the Note is converted, Seller shall own eighty percent (80%) of Buyer's issued and outstanding stock based upon the number of shares thereof outstanding as of the date of conversion. In any event, Seller may not exercise its right of conversion until after March 31, 1999, and Seller may do so over a period of five years and only in increments of ten percent (10%) of the principal amount of the Note."


         3. Paragraph 3 is amended and restated to read as follows:

                           "3. Restriction on Transfer.

                               (a) Seller and Company agree not to encumber,
                  transfer, sell, assign or otherwise dispose of all or any portion of Seller's Stock, nor to issue or authorize the issuance of any additional shares of stock in Company, without the express, prior written consent of Buyer, which may be withheld at Buyer's sole discretion, except Seller and Company may take such action as is required to permit Seller to obtain ownership of, and/or the absolute right to transfer title to Buyer of, a minimum of eighty percent (80%) of Company. An enforced or involuntary transfer, whether under court order or in any other way, shall be treated as a voluntary disposition for purposes of this Agreement.

                               (b) Company will not (1) declare, set aside, or
                  pay any dividend or make any distribution in respect of its capital stock; (2) directly or indirectly purchase, redeem or otherwise acquire any shares of its capital stock, except such action as is required to permit Seller to obtain ownership of (and/or the absolute right to transfer title to Buyer of) a minimum of eighty percent (80%) of Company; (3) enter into any agreement obligating it to do any of the foregoing prohibited acts."

                      ADDENDUM TO STOCK PURCHASE AGREEMENT
                                     PAGE 3

         4. (A) Paragraph 4(a) (preamble) is amended and restated to read as follows:

                "(a) Seller and Company jointly and severally represent,
            warrant, covenant and agree as follows, all of which shall be true and correct on the date hereof and on the date of Final Settlement (as such term is defined in Paragraph 8 hereof. Seller and Company shall recertify all of the following at each such time:"


            (B) Paragraph 4(a)(1)(A) is amended and restated to read as follows (such amendment to be effective as of the date hereof):

                "At the time of execution hereof, Seller and Controlled
            Companies own beneficially and of record approximately eighty-seven percent (87%) of all of the issued and outstanding Stock of Company. Company has no subsidiary. Upon execution hereof, Seller agrees to cause (or cause Controlled Companies to place) such Stock to be transferred into Buyer's name and thereafter placed into escrow pursuant to Paragraph 33 hereof. All of Seller's Stock is and will be at the time of the Final Settlement Date (as defined in Paragraph
            8), partly or fully paid and non-assessable;"

         5. Paragraph 4(a)(1)(B) is deleted.

         6. Paragraph 4(a)(4)(A) is amended and restated to read as follows:

                "(4) (A) The authorized capital Stock of Company consists of
            35,967,878 shares of one class of common stock having a par value of 1,000 Romanian Lei per share, of which 35,967,878 shares have been issued and are outstanding and of which approximately 87% are owned by Seller and/or Controlled Companies. There is no preferred Stock authorized, issued or outstanding. No person or entity, holds any preemptive or conversion rights, stock warrants, stock options or other right to purchase from Company or cause Company to issue additional Stock, with the

                      ADDENDUM TO STOCK PURCHASE AGREEMENT
                                     PAGE 4
            exception of the Romanian State Ownership Fund's right to have stock issued in its favor after the Company has formally received an independent valuation approved by Company shareholders of, and formal title to, the land on which Company factories are located. Seller and/or Controlled Companies have the exclusive preemptive right to acquire such stock from the State Ownership Fund. Any governmental restrictions on Seller's ownership or transfer (or ability to cause Controlled Companies to transfer) the Stock pursuant to this Agreement shall be removed before Final Settlement and as a condition precedent thereto:"

         7. Paragraph 4(a)(4)(B) is amended and restated to read as follows:

                "(B) All issued and outstanding shares of Company are duly authorized, validly issued and are fully or partly paid and non-assessable with no personal liability attached to the ownership thereof. All of Seller's Stock is free and clear of all liens, encumbrances, options, charges, security interests, claims and rights of others whatsoever. As of the date of Final Settlement, none of the Seller's Stock will be subject to any restrictions or agreements which prohibit or interfere in any manner with the sale thereof to Buyer;"

         8. Paragraph 4(a)(17) is amended and restated to read as follows:

                "(17) Except for agreements with Buyer, including, but not limited to, this Agreement and such other agreements as are described on a list set forth in Exhibit "4(a)(17)", true and correct copies of will be delivered to Buyer on or before the date of Final Settlement, and as a condition precedent thereto, Company is not a party to nor does it have any obligation, contingent or otherwise, under any written or oral lease, license, arrangement, note, debenture, purchase agreement, option, or contract of any kind, including, but not limited to, any employment contract, any contract for the

                      ADDENDUM TO STOCK PURCHASE AGREEMENT
                                     PAGE 5
            purchase of materials, supplies or equipment with respect to which the balance due is greater than Five Thousand Dollars U.S. ($5,000), any contract or commitment for capital expenditures or any contract not cancelable on thirty (30) days' notice ("Contracts");"

         9. Paragraph 4(a)(18) is amended and restated to read as follows:

                "(18) Except as set forth in the Company Financial Statements and as set forth in Exhibit "4(a)(18)", the form and content of which must be acceptable to Buyer in Buyer's sole discretion and as a condition precedent to Final Settlement, Company has no outstanding indebtedness to any party and neither it nor any other person or entity is in default in respect to any terms or conditions of any Contracts to which Company is a party. Originals of all written Contracts have been provided to Buyer;"

         10. Paragraph 4(a)(22)(A) is amended and restated to read as follows:

                "(22) (A) Provided that on or before the date of Final
            Settlement, Seller may amend the documents contemplated by this subparagraph to add information not included thereon at the time of execution hereof, set forth in Exhibit "4(a)(22)" is a complete and accurate list of all permits, licenses, approvals, franchises, notices and authorizations issued by governmental entities or other regulatory authorities, (collectively, the "Permits"), held by Company. The Permits set forth in Exhibit "4(a)(22)" are all the Permits required for the conduct of Company's business. All the Permits set forth in Exhibit "4(a)(22)" are in full force and effect;"

         11. Paragraph 4(a)(24)(B) is amended and restated to read as follows:

                "(B) Company has been issued, and will maintain through the date of Final Settlement, all required permits, licenses,


                      ADDENDUM TO STOCK PURCHASE AGREEMENT
                                     PAGE 6
             certificates and approvals relating to (i) air emissions, (ii) discharges to surface water or ground water, (iii) noise emissions,
             (iv) solid or liquid waste disposal, (v) the use, generation, storage, transportation or disposal of toxic or hazardous substances or wastes (intended hereby and hereafter to include any and all such materials listed in any law, code or ordinance and all rules and regulations promulgated thereunder, as hazardous or potentially hazardous), or (vi) other environmental, health and safety matters;"

         12. Paragraph 4(a)(24)(D) (preamble only) is hereby amended and restated to read as follows:

             "(D) Based upon the law as exists at the time of this Agreement [such to be recertified as to the prevailing law at the time of Final Settlement]..."

         13. Paragraph 4(a)(25) is hereby amended and restated to read as follows:

                 "(25) Provided that on or before the date of Final Settlement,
             Seller may amend the documents contemplated by this subparagraph to add information not included thereon at the time of execution hereof, set forth in Exhibit "4(a)(25)" attached hereto is a list of all agreements between Company and each person employed by or independently contracting with Company with regard to compensation, whether individually or collectively, and set forth in Exhibit "4(a)(25)" is a list of all employees of Company entitled to receive annual compensation in excess of Twenty Thousand Dollars, U.S. ($20,000), and their respective salaries. The transactions contemplated by this Agreement will not result in any liability for severance pay to any employee or independent contractor of Company. Neither Company nor Seller has informed any employee or independent contractor providing services to Company that such person will receive any increase in compensation or benefits or any ownership interest in Company, nor is any such person entitled to


                      ADDENDUM TO STOCK PURCHASE AGREEMENT
                                     PAGE 7
             such an increase, whether as a result of the transactions contemplated by this Agreement or otherwise;"

         14. Paragraph 4(a)(35) is amended and restated to read as follows:

                 "(35) Except as disclosed on Exhibit "4(a)(35)" or as reserved on the Company Financial Statements, Company's inventories of raw materials, in-process and finished products are in good condition, conform in all respects with applicable specifications and warranties and are not obsolete. All in-process and finished products in such inventories have been produced in compliance with all applicable quality control procedures. As of the date hereof and at the time of Final Settlement, the amount and mix of items in inventory of supplies, in-process and finished products will be consistent with Company's past business practices in kind and amount;"

         15. Paragraph 4(b) is amended and restated to read as follows:

                 "(b) Reaffirmation. As a condition precedent to Buyer
             consummating the purchase described herein and proceeding to Final Settlement, at the time of Final Settlement, Seller and Company shall reaffirm all of their representations, obligations and warranties contained in this Paragraph effective as of each such time."

         16. Paragraph 4(e) is amended and restated to read as follows:

                 "(e) Survival. This Paragraph 4 shall survive the date of Final
             Settlement."

         17. Paragraph 5(a) (preamble) is amended and restated to read as follows:

                 "(a) Representations. Buyer hereby represents and warrants to, and covenants and agrees with Seller as of the date hereof and as of the date of Final Settlement (if at all), as follows:..."


                      ADDENDUM TO STOCK PURCHASE AGREEMENT
                                     PAGE 8

         18. Paragraph 5(a)(5) is amended and restated to read as follows:

                 "(5) As of June 30, 1998, Buyer's current liabilities to third parties totaled no more than Twenty-five Thousand Dollars, U.S. ($25,000). All such liabilities will be discharged by Buyer on or before the date of the special meeting of Buyer's shareholders to vote pursuant to the proxy and proxy statement described in Paragraph 5(b)(2), below."

         19. Seller acknowledges Buyer has previously appointed Mr. Keith Beekmeyer to Buyer's Board of Directors and that such appointment satisfies Seller's obligations under Paragraph 5(b)(1) of the Agreement. Furthermore, Buyer agrees that, immediately after the date of Final Settlement, all existing directors, except Mr. Beekmeyer, shall resign. Seller shall provide Buyer with the curricula vitae of Mr. Beekmeyer, together with additional nominees whose names shall be submitted to Buyer's shareholders in accordance with Rule 14f-1 and Paragraph 5(b)(2) of the Agreement, as amended hereby. Buyer shall take all appropriate corporate action in advance of Final Settlement as may be required to effect the provisions of subparagraph 5(b).

         20. Paragraph 5(b)(2) is amended and restated to read as follows:

                 "(2) As soon as practicable after the date of Final Settlement,
             Buyer shall prepare and submit to the SEC and, if clearance is obtained, thereafter, to its shareholders for affirmative vote, a proxy and proxy statement requesting Buyer's shareholders to approve each of the following, among other things:

                      (A) a change in Buyer's name to "Biofarm, Inc.";

                      (B) election of Mr. Beekmeyer and any other Seller's
                 nominees to Buyer's Board of Directors."

         21. Buyer acknowledges satisfactory resolution of the Radet Debt.

         22. Paragraph 8 is amended and restated to read as follows:


                      ADDENDUM TO STOCK PURCHASE AGREEMENT
                                     PAGE 9

                 "8. Final Settlement. Provided Buyer and Seller's
             representations and warranties are true; provided Buyer has approved of the form and content of all exhibits to this Agreement not attached at the time of execution hereof; provided Buyer and Seller have not defaulted in any of their obligations hereunder; and provided all other conditions precedent to both Buyer's and Seller's obligations hereunder have been satisfied; final settlement ("Final Settlement") of the transactions contemplated by this Agreement shall take place on or before September 2, 1998 at the offices of Zarwin, Baum, DeVito, Kaplan & O'Donnell, P.C., 1515 Market Street, Suite 1200, Philadelphia, PA 19102 or on such other date, and at such other time or place is agreed to by the parties. The date of Final Settlement is herein referred to as the Settlement Date or the Final Settlement Date."

         23. Paragraph 9(a) (preamble) is amended and restated to read as follows:

                 "(a) Opinion of the Company's and Seller's Counsel. Buyer shall have received an opinion of counsel to Company and Seller, delivered to Buyer pursuant to the instructions of Company and Seller, dated the date of Final Settlement, in form and substance satisfactory to Buyer and its counsel, to the effect that:..."

         24. Paragraph 9(a)(2) is amended and restated to read as follows:

                 "(2) Subject to the additional requirements set forth in
             Paragraph 33, below, the authorized Stock of the Company consists of 35,967,878 shares of one class of common stock, of which 35,967,878 shares are issued and outstanding and of which approximately eighty-seven percent (87%) are currently owned, legally or beneficially, by Seller or by Controlled Companies. Such opinion shall reflect the percentage of issued and outstanding Stock transferred, which shall be not less than eighty percent (80%) and to reflect that certificates or

                      ADDENDUM TO STOCK PURCHASE AGREEMENT
                                     PAGE 10
             other appropriate documents representing all Stock so transferred have been duly endorsed for transfer or have had appropriate stock powers attached or such other documentation as may be required has been duly executed and delivered to all appropriate transfer agents or other authorities such that, at Final Settlement, Buyer shall obtain full and complete thereto with all rights of ownership. The opinion shall state there is no preferred stock authorized, issued or outstanding."

         25. Paragraph 9(a)(3) is amended and restated to read as follows:

                 "(3) All of the issued and outstanding shares of Company's
             Stock (including, but not limited to, all of Seller's Stock) have been duly and validly authorized and issued and are fully or partially paid and non-assessable."

         26. In the first line of Paragraph 9(a)(4), reference to "into escrow" is hereby deleted.

         27. Paragraph 9(c)(1) is hereby deleted and of no further force or effect.

         28. Reference in Paragraph 9(g) to The Fulcrum Group as Escrow Agent is hereby amended to reference Suisse Capital Complex, Inc. as Escrow Agent.

         29. Paragraphs 9(i)(2) and 9(i)(4) are hereby deleted and of no further force or effect.

         30. Paragraph 10(a) is hereby deleted and of no further force or effect, it being understood that at the time of Final Settlement, Seller shall execute and deliver to all appropriate entities, transfer agents or persons all instruments necessary or appropriate in order to transfer ownership of Seller's Stock. Seller's Stock and all documents representing Seller's Stock, as transferred into Buyer's name and ownership, shall thereafter be held by Escrow Agent pursuant to the Escrow Agreement.

         31. Buyer's obligations under Paragraph 10(c) relative to the change of name are specifically understood to be subject to approval by Buyer's shareholders pursuant to proxy vote.


                      ADDENDUM TO STOCK PURCHASE AGREEMENT
                                     PAGE 11

         32. Paragraph 33(a)(1) is amended and restated to read as follows:

                 "(1) Seller and Controlled Companies currently own
             approximately 87% of the issued and outstanding Stock of Company, title to all of which (together with any other Company Stock owned by Seller or Controlled Companies as of the date of Final Settlement) shall be transferred to Buyer in accordance with this Agreement. From the date hereof until Final Settlement, neither Seller nor Controlled Companies shall transfer, encumber, alternate, sell, pledge or hypothecate any Company Stock in any fashion."

         33. (a) Paragraph 33 is amended to delete all references to an Escrow closing and/or a Second Escrow Period. The various conditions precedent listed in Paragraph 33(a) shall henceforth be understood as conditions precedent to Buyer's obligation to proceed to Final Settlement. Furthermore, Paragraph 33(a)(9) is deleted and of no further force or effect and, in its place, Seller shall, at Final Settlement, and as a condition precedent to Buyer's obligations to proceed to Final Settlement, cause Company to execute and deliver an assignment to Buyer of all of Company's right, title and interest in and to the lawsuits described in Paragraph 13. Furthermore, Paragraph 33(b) is amended and restated to read as follows:

                      "(b) Proxy. After Final Settlement, Buyer shall promptly
             prepare and submit to the SEC for clearance a proxy statement setting forth all of the items described in Paragraph 9(i). Provided Buyer obtains such clearance, promptly thereafter, Buyer shall provide the proxy statement (and all ancillary documentation) to all of Buyer's Shareholders as of a date selected by Buyer in Buyer's reasonable discretion, and further file all required notices of a special meeting of Buyer's Shareholders at which a vote on the items described in the proxy statement will occur. Buyer's existing Board of Directors will recommend shareholder approval of the items to be voted upon pursuant to the proxy statement."

             (b) Paragraphs 33(b), (c) and (e) are hereby deleted and deemed of no further force or effect.


                      ADDENDUM TO STOCK PURCHASE AGREEMENT

         34. Buyer's address for Notices shall henceforth be:

                           c/o IDIICO
                           174 1/2 E. 64th Street
                           New York, NY  10021
                           ATTENTION: Mr. Allan Esrine
                           Facsimile: (212) 832-3671

                  Company's facsimile number is: ____________________

         35. Items, originals of all of which are to be delivered to Buyer at Final Settlement, are as follows:

             (a) (1) Corporate Resolution of Shapiro Bancorp LLC, a Nevada corporation, dated May 26, 1998, together with Irrevocable Stock or Bond Power executed in blank on May 26, 1998, by K.D. Beekmeyer and assigning all of Shapiro Bancorp, LLC's right, title and interest in and to 26,737,797 shares of Company Stock;

                 (2) May 19, 1998 letter from Capital Securities addressed to Mr. Robert Ferran, President of the Board of Directors of Company, relative to details of the subscription for Company's new shares as a result of the Resolution of the Extraordinary Shareholders Meeting held on April 14, 1998, and accompanying attachment;

             (b) Irrevocable Stock or Bond Power executed in blank on May 26, 1998, by K.D. Beekmeyer and assigning all of Shapiro Bancorp, LLC's right, title and interest in and to 3,606,080 shares of Company Stock;

             (c) Statement of account - Registry issued by the Romanian Shareholders Registry for account number 10663928, providing a summary of positions in Company held by Shapiro Bancorp LLC as of December 23, 1997 (in English and Romanian);

             (d) Corporate Resolution of Applegarth Investments Limited dated May 26, 1998 together with Irrevocable Stock or Bond Power executed in blank on May 26, 1998, by K.D. Beekmeyer and assigning all of Applegarth Investments Limited's right, title and interest in and to 449,757 shares of Company Stock;

             (e) May 21, 1998 letter from Capital Securities addressed to Anil Mahan, General Counsel of Litchfield Continental Limited (BVI), relative to confirmation of the purchase on behalf of Applegarth Investments Limited of 449,757 registered shares of Company Stock;


                      ADDENDUM TO STOCK PURCHASE AGREEMENT

             (f) Irrevocable Stock or Bond Power executed in blank on May 26, 1998 by K. A. Butterfield and assigning all of his right, title and interest in and to 400,207 shares of Company Stock;

             (g) May 21, 1998 letter from Capital Securities addressed to Anil Mahan, General Counsel of Litchfield Continental Limited (BVI), relative to confirmation of the purchase on behalf of Kenneth Arthur Butterfield of 400,207 registered shares of Company Stock;

             (h) Irrevocable Stock or Bond Power executed in blank on May 26, 1998 by H. S. Branch and assigning all of his right, title and interest in and to 159,999 shares of Company Stock;

             (i) May 21, 1998 letter from Capital Securities addressed to Anil Mahan, General Counsel of Litchfield Continental Limited (BVI), relative to confirmation of the purchase on behalf of Harbinder Singh Branch of 159,999 registered shares of Company Stock;

             (j) Convertible, Secured, Non-Negotiable Debenture;

             (k) Corporate Resolution of Buyer ratifying the issuance of the Debenture, this Addendum and all other agreements executed by Buyer in connection with the business transaction described herein.

         36. Seller and Company hereby incorporate by reference, ratify, confirm, approve, warrant and restate the statements and representations made in an attachment to a June 10, 1998 letter to Kenneth J. Fleisher, Esq. from Anil
K. Mahan, LLB (Hons.), LLM, IBA, copy attached, including, but not limited, to those relating to the presence or absence of certain exhibits, as well as any information relating to the content of certain exhibits.

         37. Except as modified hereby, the Agreement shall remain in full force and effect. In the event of any conflict between the Agreement and this Addendum, the terms of this Addendum shall control.

         38. Notwithstanding anything to the contrary contained in Paragraph 8(b) of the Agreement or in this Addendum, the parties agree that the outside date for Final Settlement shall in no case be after September 2, 1998 unless by mutual agreement, in writing, executed by all parties.

         39. Notwithstanding anything to the contrary contained in the Agreement, including, but not limited to, Paragraphs 5(b)(2)(C) and 9(i)(4), it shall not be a condition precedent to


                      ADDENDUM TO STOCK PURCHASE AGREEMENT

Final Settlement that Buyer's shareholders approve the Agreement, as amended hereby, or the business transaction represented by the Agreement, as amended hereby, or any increase in the authorized stock of Buyer. All of such conditions are hereby deleted and deemed of no force or effect. Further, all references in the Agreement to Buyer's Notice and an escrow closing before Final Settlement are hereby deleted and deemed of no force or effect. Further, it is specifically understood the election of Mr. Beekmeyer and any other Seller's nominees to Buyer's Board of Directors is a requirement of Rule 14f-1 issued pursuant to the Securities Exchange Act of 1934.


         IN WITNESS WHEREOF, the parties have executed and delivered this Addendum on the date first written above.

                          LITCHFIELD CONTINENTAL, LTD.


                          BY: /s/ Kenneth Butterfield       (SEAL)
                              -----------------------
                              Its: ________________


                          BIOFARM S.A.


                          BY: /s/ Keith D. Beekmeyer        (SEAL)
                              -----------------------
                              Its:_________________


                          GLOBAL SPILL MANAGEMENT, INC.


                          BY: /s/ Allan Esrine              (SEAL)
                              -----------------------
                              Its:  Vice-President

                          September 3, 1998



                      ADDENDUM TO STOCK PURCHASE AGREEMENT
                                     PAGE 15

STATE OF ______

COUNTY OF

         On the ____ day of , 199_ before me, the undersigned officer, personally appeared ________________________, known to me (satisfactorily proven) to be the ___________________ of Litchfield Continental, Ltd., a corporation, whose name is subscribed to the within instrument, and acknowledged that (s)he has the authority to sign on behalf of Litchfield Continental, Ltd., and that (s)he has executed the same for the purposes therein contained.

         IN WITNESS WHEREOF, I hereunto set my hand and official seal.

                                                  --------------------------
                                                  Notary Public


My Commission Expires:


STATE OF ______

COUNTY OF

         On the ____ day of , 199_ before me, the undersigned officer, personally appeared ________________________, known to me (satisfactorily proven) to be the ___________________ of Biofarm S.A., a corporation, whose name is subscribed to the within instrument, and acknowledged that (s)he has the authority to sign on behalf of Biofarm S.A., and that (s)he has executed the same for the purposes therein contained.

         IN WITNESS WHEREOF, I hereunto set my hand and official seal.

                                                 ---------------------------
                                                 Notary Public

My Commission Expires:





                      ADDENDUM TO STOCK PURCHASE AGREEMENT
                                     PAGE 16